Exhibit 99

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Raytheon Technologies Reports Q1 2023 Results

RTX delivers 10% sales growth and strong segment operating profit growth;
Q1 book-to-bill of 1.25 with an RTX record backlog of $180B

ARLINGTON, Va., April 25, 2023 – Raytheon Technologies Corporation (NYSE: RTX) reported first quarter 2023 results.

First quarter 2023
•Sales of $17.2 billion, up 10 percent versus prior year including 10 percent organic growth
•GAAP EPS from continuing operations of $0.97, up 31 percent versus prior year, which included $0.25 of acquisition accounting adjustments and net significant and/or non-recurring charges
•Adjusted EPS of $1.22, up 6 percent versus prior year
•Operating cash outflow from continuing operations of $863 million; Free cash outflow of $1,383 million
•Company backlog of $180 billion; including $71 billion of defense and $109 billion of commercial
•Achieved approximately $50 million of incremental RTX gross cost synergies
•Repurchased $562 million of RTX shares

Reaffirms outlook for full year 2023
•Sales of $72.0 - $73.0 billion
•Adjusted EPS of $4.90 - $5.05
•Free cash flow of approximately $4.8 billion
•Share repurchase of $3.0 billion of RTX shares

“Our year is off to a strong start, including solid top- and bottom-line performance. Continued global airline travel and defense systems demand point to sustained top line growth, as evidenced by $21 billion in new orders and a record backlog of $180 billion across our industry-leading portfolio,” said Raytheon Technologies Chairman and CEO Greg Hayes.

“Our previously announced business realignment, which is on track for July, will unlock additional value as we more fully integrate our teams and capabilities to drive improved customer solutions and operational performance.”

First quarter 2023
Raytheon Technologies reported first quarter sales of $17.2 billion, up 10 percent over the prior year. GAAP EPS from continuing operations of $0.97 was up 31 percent versus the prior year and included $0.25 of acquisition accounting adjustments and net significant and/or non-recurring charges. Adjusted EPS of $1.22 was up 6 percent versus the prior year.

Adjusted net sales, organic sales, adjusted operating profit (loss), adjusted net income, adjusted earnings per share (“EPS”) and free cash flow are non-GAAP financial measures. When we provide our expectation for adjusted EPS and free cash flow on a forward-looking basis, a reconciliation of these non-GAAP financial measures to the corresponding GAAP measures (expected diluted EPS from continuing operations and expected cash flow from operations) is not available without unreasonable effort due to the unavailability of items for exclusion from the GAAP measure (such as unusual gains and losses, the ultimate outcome of pending litigation, fluctuations in foreign currency exchange rates, the impact and timing of potential acquisitions and divestitures and other structural changes). We are unable to address the probable significance of this information, the variability of which may have a significant impact on future GAAP results. See “Use and Definitions of Non-GAAP Financial Measures” below for information regarding non-GAAP financial measures.

The company recorded net income from continuing operations attributable to common shareowners in the first quarter of $1.4 billion, up 29 percent versus the prior year which included $367 million of acquisition accounting adjustments and net significant and/or non-recurring charges. Adjusted net income was $1.8 billion, up 4 percent versus prior year. Operating cash flow from continuing operations was an outflow in the first quarter of $863 million. Capital expenditures were $520 million, resulting in free cash outflow of $1,383 million.

Summary Financial Results – Continuing Operations Attributable to Common Shareowners

	1st Quarter
($ in millions, except EPS)	2023	2022	% Change
Reported
Sales	$17,214	$15,716	10%
Net Income	$1,426	$1,103	29%
EPS	$0.97	$0.74	31%

Adjusted
Sales	$17,214	$15,716	10%
Net Income	$1,793	$1,723	4%
EPS	$1.22	$1.15	6%

Operating Cash Flow from Continuing Operations	$(863)	$476	(281)%
Free Cash Flow	$(1,383)	$37	(3838)%

Backlog and Bookings
Backlog at the end of the first quarter was $180 billion, of which $109 billion was from commercial aerospace and $71 billion was from defense.

Notable defense bookings during the quarter included:
•$1.9 billion of classified bookings at Raytheon Intelligence & Space (RIS)
•$1.2 billion for Patriot Air Defense System for Switzerland at Raytheon Missiles & Defense (RMD)
•$827 million of classified bookings at RMD
•$650 million for Next Generation Jammer production for the U.S. Navy and Australia at RIS
•$619 million for SPY-6 production and sustainment for the U.S. Navy at RMD
•$320 million for StormBreaker production for the U.S. Navy and U.S. Air Force at RMD
•$308 million for F119 sustainment at Pratt & Whitney
•$275 million for missile tracking satellite constellation for the Space Development Agency at RIS
•$266 million for airborne radar production for an international customer at RIS
•$234 million for Naval Strike Missile production for the U.S. Navy at RMD
•$224 million for F117 sustainment at Pratt & Whitney
•$217 million for Tanker lots 8 & 9 at Pratt & Whitney
•$213 million for F135 sustainment at Pratt & Whitney
•$212 million for Excalibur production for the U.S. Army and international customers at RMD

Segment Results
The company’s reportable segments are Collins Aerospace, Pratt & Whitney, Raytheon Intelligence & Space (RIS), and Raytheon Missiles & Defense (RMD).

Collins Aerospace

	1st Quarter
($ in millions)	2023	2022	% Change
Reported
Sales	$5,581	$4,824	16%
Operating Profit	$794	$440	80%
ROS	14.2%	9.1%	510	bps

Adjusted
Sales	$5,581	$4,824	16%
Operating Profit	$800	$584	37%
ROS	14.3%	12.1%	220	bps

Collins Aerospace had first quarter 2023 sales of $5,581 million, up 16 percent versus the prior year. The increase in sales was driven by a 24 percent increase in commercial aftermarket, a 12 percent increase in commercial OE, and a 9 percent increase in military. The increase in commercial sales was driven primarily by the continued recovery of air traffic which resulted in higher flight hours and higher OE production rates.

Collins Aerospace recorded operating profit of $794 million, up 80 percent versus the prior year. Q1 2022 operating profit included the impact of impairment charges and reserve adjustments of $141 million related to the Russia sanctions. Adjusted operating profit of $800 million in the first quarter of 2023 was up 37 percent versus the prior year. The increase in operating profit was primarily driven by higher commercial aftermarket volume, as well as favorable mix, which more than offset higher production costs and SG&A expense.

Pratt & Whitney

	1st Quarter
($ in millions)	2023	2022	% Change
Reported
Sales	$5,230	$4,529	15%
Operating Profit	$415	$151	175%
ROS	7.9%	3.3%	460	bps

Adjusted
Sales	$5,230	$4,529	15%
Operating Profit	$434	$308	41%
ROS	8.3%	6.8%	150	bps

Pratt & Whitney had first quarter 2023 sales of $5,230 million, up 15 percent versus the prior year. The increase in sales was driven by a 27 percent increase in commercial OE, a 14 percent increase in commercial aftermarket and a 13 percent increase in military sales. The increase in commercial sales was primarily due to the continued commercial aftermarket recovery and higher commercial OE volume across both Large Commercial Engines and

Pratt & Whitney Canada. The increase in military sales was driven by the Q2 2022 F135 production contract award and higher F135 sustainment volume.

Pratt & Whitney recorded operating profit of $415 million, up 175 percent versus the prior year. Q1 2022 operating profit included the impact of impairment charges and reserve adjustments of $155 million related to the Russia sanctions. Pratt & Whitney recorded adjusted operating profit of $434 million in the first quarter of 2023, up 41 percent versus the prior year. The increase in operating profit was primarily driven by drop through on higher commercial aftermarket sales, a favorable contract matter and higher military sales. This was partially offset by higher commercial OE volume.

Raytheon Intelligence & Space

	1st Quarter
($ in millions)	2023	2022	% Change
Reported
Sales	$3,565	$3,572	—%
Operating Profit	$324	$378	(14)%
ROS	9.1%	10.6%	(150)	bps

Adjusted
Sales	$3,565	$3,572	—%
Operating Profit	$330	$378	(13)%
ROS	9.3%	10.6%	(130)	bps

RIS had first quarter 2023 sales of $3,565 million, flat versus the prior year driven by lower Command, Control and Communications programs, mostly offset by higher Cyber and Services programs.

RIS recorded operating profit of $324 million, down 14 percent versus the prior year. The decrease in operating profit was driven by lower net program efficiencies, which was spread across numerous programs, with no individual or significant driver. On an adjusted basis, operating profit was down 13 percent versus the prior year.

Raytheon Missiles & Defense

	1st Quarter
($ in millions)	2023	2022	% Change
Reported
Sales	$3,671	$3,527	4%
Operating Profit	$328	$387	(15)%
ROS	8.9%	11.0%	(210)	bps

Adjusted
Sales	$3,671	$3,527	4%
Operating Profit	$335	$387	(13)%
ROS	9.1%	11.0%	(190)	bps

RMD had first quarter 2023 sales of $3,671 million, up 4 percent versus prior year. The increase in sales was primarily driven by higher sales in Advanced Technology and Air Power programs.

RMD recorded operating profit of $328 million, down 15 percent versus the prior year. The decrease in operating profit was driven by lower net program efficiencies and higher development program mix, partially offset by higher volume. Lower net program efficiencies included the unfavorable impact of a significant contract option exercised in the quarter. RMD recorded adjusted operating profit of $335 million, down 13 percent versus the prior year.

About Raytheon Technologies
Raytheon Technologies is the world's largest aerospace and defense company. Our global team of 182,000 employees pushes the limits of known science and redefines how we connect and protect our world. We are advancing aviation, building smarter defense systems and creating innovations to take us deeper into space. The company, with 2022 sales of $67 billion, is headquartered in Arlington, Virginia.

Conference Call on the First Quarter 2023 Financial Results
Raytheon Technologies’ financial results conference call will be held on Tuesday, April 25, 2023 at 8:30 a.m. ET. The conference call will be webcast live on the company's website at www.rtx.com and will be available for replay following the call. The corresponding presentation slides will be available for downloading prior to the call.

Use and Definitions of Non-GAAP Financial Measures
Raytheon Technologies Corporation (“RTC”) reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”).

We supplement the reporting of our financial information determined under GAAP with certain non-GAAP financial information. The non-GAAP information presented provides investors with additional useful information, but should not be considered in isolation or as substitutes for the related GAAP measures. Moreover, other companies may define non-GAAP measures differently, which limits the usefulness of these measures for comparisons with such other companies. We encourage investors to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

Adjusted net sales, organic sales, adjusted operating profit (loss), adjusted net income, adjusted earnings per share (“EPS”), and free cash flow are non-GAAP financial measures. Adjusted net sales represents consolidated net sales (a GAAP measure), excluding significant nonoperational items and/or significant operational items that may occur at irregular intervals (hereinafter referred to as “net significant and/or non-recurring items”). Organic sales represents consolidated net sales (a GAAP measure), excluding the impact of foreign currency translation, acquisitions and divestitures completed in the preceding twelve months and net significant and/or non-recurring items. Adjusted operating profit (loss) represents operating profit (loss) (a GAAP measure), excluding restructuring costs, acquisition accounting adjustments and net significant and/or non-recurring items. Acquisition accounting adjustments include the amortization of acquired intangible assets related to acquisitions, the amortization of the property, plant and equipment fair value adjustment acquired through acquisitions, the amortization of customer contractual obligations related to loss making or below market contracts acquired, and goodwill impairment.

Adjusted net income represents net income from continuing operations (a GAAP measure), excluding restructuring costs, acquisition accounting adjustments and net significant and/or non-recurring items. Adjusted EPS represents diluted earnings per share from continuing operations (a GAAP measure), excluding restructuring costs, acquisition accounting adjustments and net significant and/or non-recurring items. For the Business segments, when applicable, adjustments of net sales similarly reflect continuing operations excluding other significant items, organic sales similarly excludes the impact of foreign currency, acquisitions and divestitures, and net significant and/or non-recurring items, and adjustments of operating profit (loss) and operating profit margins (also referred to as return on sales (ROS)) similarly reflect continuing operations, excluding restructuring, acquisition accounting adjustments and net significant and/or non-recurring items.

Free cash flow is a non-GAAP financial measure that represents cash flow from operations (a GAAP measure) less capital expenditures. Management believes free cash flow is a useful measure of liquidity and an additional basis for assessing RTC’s ability to fund its activities, including the financing of acquisitions, debt service, repurchases of RTC’s common stock and distribution of earnings to shareowners.

A reconciliation of the non-GAAP measures to the corresponding amounts prepared in accordance with GAAP appears in the tables in this Appendix. The tables provide additional information as to the items and amounts that have been excluded from the adjusted measures.

When we provide our expectation for adjusted EPS and free cash flow on a forward-looking basis, a reconciliation of the differences between the non-GAAP expectations and the corresponding GAAP measures (expected diluted EPS from continuing operations and expected cash flow from operations, respectively) generally is not available without unreasonable effort due to potentially high variability, complexity, and low visibility as to the items that would be excluded from the GAAP measure in the relevant future period, such as unusual gains and losses, the ultimate outcome of pending litigation, fluctuations in foreign currency exchange rates, the impact and timing of potential acquisitions and divestitures, and other structural changes or their probable significance. The variability of the excluded items may have a significant, and potentially unpredictable, impact on our future GAAP results.

Cautionary Statement Regarding Forward-Looking Statements
This press release contains statements which, to the extent they are not statements of historical or present fact, constitute “forward-looking statements” under the securities laws. From time to time, oral or written forward- looking statements may also be included in other information released to the public. These forward-looking statements are intended to provide Raytheon Technologies Corporation (“RTC”) management’s current expectations or plans for our future operating and financial performance, based on assumptions currently believed to be valid and are not statements of historical fact. Forward-looking statements can be identified by the use of words such as “believe,” “expect,” “expectations,” “plans,” “strategy,” “prospects,” “estimate,” “project,” “target,” “anticipate,” “will,” “should,” “see,” “guidance,” “outlook,” “goals,” “objectives,” “confident,” “on track,” “designed to” and other words of similar meaning. Forward- looking statements may include, among other things, statements relating to future sales, earnings, cash flow, results of operations, uses of cash, share repurchases, tax payments and rates, research and development spending, cost savings, other measures of financial performance, potential future plans, strategies or transactions, credit ratings and net indebtedness, other anticipated benefits to RTC of the United Technologies Corporation (“UTC”) acquisition of Rockwell Collins in 2018, the merger (the “merger”) between UTC and Raytheon Company (“Raytheon”)) or the spin-offs by UTC of Otis Worldwide Corporation and Carrier Global Corporation into separate independent companies (the “separation transactions”), including estimated synergies and customer cost savings resulting from the merger and the anticipated benefits and costs of the separation transactions and other statements that are not solely historical facts. All forward-looking statements involve risks, uncertainties and other factors that may cause actual results to differ materially from those expressed or implied in the forward-looking statements. For those statements, we claim the protection of the safe harbor for forward- looking statements contained in the U.S. Private Securities Litigation Reform Act of1995. Such risks, uncertainties and other factors include, without limitation: (1) the effect of changes in economic, capital market and political conditions in the U.S. and globally, such as from the global sanctions and export controls with respect to Russia, and any changes therein, including related to financial market conditions, bank failures and other banking industry disruptions, fluctuations in commodity prices or supply (including energy supply), inflation, interest rates and foreign currency exchange rates, disruptions in global supply chain and labor markets, and geopolitical risks; (2) risks associated with U.S. government sales, including changes or shifts in defense spending due to budgetary constraints, spending cuts resulting from sequestration, a continuing resolution, a government shutdown, the debt ceiling or measures taken to avoid default, or otherwise, and uncertain funding of programs; (3) challenges in the development, production, delivery, support, and performance of RTC advanced technologies and new products and services and the realization of the anticipated benefits (including our expected returns under customer contracts), as well as the challenges of operating in RTC’s highly- competitive industries; (4) risks relating to RTC’s reliance on U.S. and non-U.S. suppliers and commodity markets, including the effect of sanctions, delays and disruptions in the delivery of materials and services to RTC or its suppliers and price increases; (5) risks relating to RTC international operations from, among other things, changes in trade policies and implementation of sanctions, foreign currency fluctuations, economic conditions, political factors, sales methods, and U.S. or local government regulations; (6) the condition of the aerospace industry; (7) the ability of RTC to attract, train and retain qualified personnel and maintain its culture and high ethical standards, and the ability of our personnel to continue to operate our facilities and businesses around the world; (8) the effect of and risks relating to the coronavirus disease 2019 (COVID-19) pandemic on RTC’s business, supply chain, operations and the industries in which it operates, including the decrease in global air travel, and the timing and extent of the ongoing recovery from COVID-19; (9) the scope, nature, timing and challenges of managing acquisitions, investments, divestitures and other transactions, including the realization of synergies and opportunities for growth and innovation, the assumption of liabilities and other risks and incurrence of related costs and expenses; (10) compliance with legal, environmental, regulatory and other requirements, including, among other things, export and import requirements such as the International Traffic in Arms Regulations and the Export Administration Regulations, anti-bribery and anticorruption requirements, such as the Foreign Corrupt Practices Act, industrial cooperation agreement obligations, and procurement and other regulations in the U.S. and other countries in which RTC and its businesses operate; (11) the outcome of pending, threatened and future legal proceedings, investigations and other contingencies, including those related to U.S. government audits and disputes; (12) factors that could impact RTC’s ability to engage in desirable capital-raising or strategic transactions, including its capital structure, levels of indebtedness, capital expenditures and research and development spending, and the availability of credit, credit market conditions including the cost of debt, and other factors; (13) uncertainties associated with the timing and scope of future repurchases by RTC of its common stock or declarations of cash dividends, which may be discontinued, accelerated, suspended or delayed at any time due to various factors, including market conditions and the level of other investing activities and uses of cash; (14) the risks relating to realizing expected benefits from RTC strategic initiatives such as cost reduction, restructuring, digital transformation and other operational initiatives; (15) risks relating to the integration of the legacy businesses of UTC and RTC as well as the merger, and the realization of the anticipated benefits of those transactions; (16) risks of additional tax exposures due to new tax legislation or other developments, in the U.S. and other countries in which RTC and its businesses operate; (17) risks relating to RTC product performance, including quality, reliability or durability, (18) risks relating to a RTC product safety failure or other failure affecting RTC’s or its customers’ or suppliers’ products or systems; (19) risks relating to cyber-attacks on RTC’s information technology infrastructure, products, suppliers, customers and partners, threats to RTC facilities and personnel, as well as other events outside of RTC’s control such as public health crises, damaging weather or other acts of nature; (20) the effect of changes in accounting estimates for our programs on our financial results; (21) the effect of changes in pension and other postretirement plan estimates and assumptions and contributions; (22) risks relating to an impairment of goodwill and other intangible assets; (23) the effects of climate change and changing climate-related regulations, customer and market demands, products and technologies; and (24) the intended qualification of (i) the merger as a tax-free reorganization and (ii) the separation transactions and other internal restructurings as tax-free to UTC and former UTC shareowners, in each case, for U.S. federal income tax purposes. For additional information on identifying factors that may cause actual results to vary materially from those stated in forward-looking statements, see the reports of RTC, UTC and Raytheon on Forms S-4, 10-K, 10-Q and 8-K filed with or furnished to the Securities and Exchange Commission from time to time. Any forward-looking statement speaks only as of the date on which it is made, and RTC assumes no obligation to update or revise such statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

Raytheon Technologies Corporation
Condensed Consolidated Statement of Operations

	Quarter Ended March 31,
	(Unaudited)
(dollars in millions, except per share amounts; shares in millions)	2023	2022
Net Sales	$17,214	$15,716
Costs and Expenses:
Cost of sales	13,645	12,560
Research and development	607	635
Selling, general and administrative	1,398	1,469
Total Costs and Expenses	15,650	14,664
Other income, net	88	28
Operating profit	1,652	1,080
Non-service pension income	(444)	(480)
Interest expense, net	315	318
Income from continuing operations before income taxes	1,781	1,242
Income tax expense	300	116
Net income from continuing operations	1,481	1,126
Less: Noncontrolling interest in subsidiaries’ earnings from continuing operations	55	23
Net income from continuing operations attributable to common shareowners	1,426	1,103
Loss from discontinued operations attributable to common shareowners	—	(19)
Net income attributable to common shareowners	$1,426	$1,084

Earnings (loss) Per Share attributable to common shareowners - Basic:
Income from continuing operations	$0.98	$0.74
Loss from discontinued operations	—	(0.01)
Net income attributable to common shareowners	$0.98	$0.73
Earnings (loss) Per Share attributable to common shareowners - Diluted:
Income from continuing operations	$0.97	$0.74
Loss from discontinued operations	—	(0.02)
Net income attributable to common shareowners	$0.97	$0.72

Weighted Average Shares Outstanding:
Basic shares	1,462.2	1,486.8
Diluted shares	1,474.2	1,497.9

Raytheon Technologies Corporation
Segment Net Sales and Operating Profit

	Quarter Ended
	(Unaudited)
	March 31, 2023		March 31, 2022
(dollars in millions)	Reported	Adjusted	Reported	Adjusted
Net Sales
Collins Aerospace	$5,581	$5,581	$4,824	$4,824
Pratt & Whitney	5,230	5,230	4,529	4,529
Raytheon Intelligence & Space	3,565	3,565	3,572	3,572
Raytheon Missiles & Defense	3,671	3,671	3,527	3,527
Total segments	18,047	18,047	16,452	16,452
Eliminations and other	(833)	(833)	(736)	(736)
Consolidated	$17,214	$17,214	$15,716	$15,716

Operating Profit
Collins Aerospace	$794	$800	$440	$584
Pratt & Whitney	415	434	151	308
Raytheon Intelligence & Space	324	330	378	378
Raytheon Missiles & Defense	328	335	387	387
Total segments	1,861	1,899	1,356	1,657
Eliminations and other	13	(55)	(34)	(40)
Corporate expenses and other unallocated items	(43)	(40)	(136)	(97)
FAS/CAS operating adjustment	314	314	378	378
Acquisition accounting adjustments	(493)	—	(484)	—
Consolidated	$1,652	$2,118	$1,080	$1,898

Segment Operating Profit Margin
Collins Aerospace	14.2%	14.3%	9.1%	12.1%
Pratt & Whitney	7.9%	8.3%	3.3%	6.8%
Raytheon Intelligence & Space	9.1%	9.3%	10.6%	10.6%
Raytheon Missiles & Defense	8.9%	9.1%	11.0%	11.0%
Total segment	10.3%	10.5%	8.2%	10.1%

Raytheon Technologies Corporation
Condensed Consolidated Balance Sheet

	March 31, 2023	December 31, 2022
(dollars in millions)	(Unaudited)	(Unaudited)
Assets
Cash and cash equivalents	$5,893	$6,220
Accounts receivable, net	10,069	9,108
Contract assets	12,729	11,534
Inventory, net	11,327	10,617
Other assets, current	5,486	4,964
Total current assets	45,504	42,443
Customer financing assets	2,543	2,603
Fixed assets, net	15,149	15,170
Operating lease right-of-use assets	1,844	1,829
Goodwill	53,904	53,840
Intangible assets, net	36,477	36,823
Other assets	6,215	6,156
Total assets	$161,636	$158,864

Liabilities, Redeemable Noncontrolling Interest and Equity
Short-term borrowings	$224	$625
Accounts payable	10,060	9,896
Accrued employee compensation	1,856	2,401
Other accrued liabilities	11,573	10,999
Contract liabilities	14,870	14,598
Long-term debt currently due	1,545	595
Total current liabilities	40,128	39,114
Long-term debt	32,717	30,694
Operating lease liabilities, non-current	1,624	1,586
Future pension and postretirement benefit obligations	4,676	4,807
Other long-term liabilities	8,106	8,449
Total liabilities	87,251	84,650
Redeemable noncontrolling interest	38	36
Shareowners’ Equity:
Common stock	38,005	37,911
Treasury stock	(16,112)	(15,530)
Retained earnings	52,891	52,269
Accumulated other comprehensive loss	(1,989)	(2,018)
Total shareowners’ equity	72,795	72,632
Noncontrolling interest	1,552	1,546
Total equity	74,347	74,178
Total liabilities, redeemable noncontrolling interest and equity	$161,636	$158,864

Raytheon Technologies Corporation
Condensed Consolidated Statement of Cash Flows

	Quarter Ended March 31,
	(Unaudited)
(dollars in millions)	2023	2022
Operating Activities:
Net income from continuing operations	$1,481	$1,126
Adjustments to reconcile net income from continuing operations to net cash flows (used in) provided by operating activities:
Depreciation and amortization	1,034	1,014
Deferred income tax benefit	(329)	(601)
Stock compensation cost	100	103
Net periodic pension and other postretirement income	(388)	(360)
Change in:
Accounts receivable	(962)	556
Contract assets	(1,198)	(219)
Inventory	(720)	(587)
Other current assets	(526)	(281)
Accounts payable and accrued liabilities	490	(316)
Contract liabilities	223	(50)
Other operating activities, net	(68)	91
Net cash flows (used in) provided by operating activities from continuing operations	(863)	476
Investing Activities:
Capital expenditures	(520)	(439)
Dispositions of businesses, net of cash transferred	—	35
Customer financing assets receipts (payments), net	28	(19)
Increase in other intangible assets	(154)	(82)
Payments from settlements of derivative contracts, net	(13)	(33)
Other investing activities, net	80	20
Net cash flows used in investing activities from continuing operations	(579)	(518)
Financing Activities:
Issuance of long-term debt	2,971	—
Change in commercial paper, net	(427)	—
Change in other short-term borrowings, net	22	6
Dividends paid on common stock	(790)	(745)
Repurchase of common stock	(562)	(743)
Other financing activities, net	(118)	(263)
Net cash flows provided by (used in) financing activities from continuing operations	1,096	(1,745)
Effect of foreign exchange rate changes on cash and cash equivalents from continuing operations	1	15
Net decrease in cash, cash equivalents and restricted cash	(345)	(1,772)
Cash, cash equivalents and restricted cash, beginning of year	6,291	7,853
Cash, cash equivalents and restricted cash, end of year	5,946	6,081
Less: Restricted cash, included in Other assets, current and Other assets	53	41
Cash and cash equivalents, end of year	$5,893	$6,040

Raytheon Technologies Corporation
Reconciliation of Adjusted (Non-GAAP) Results
Adjusted Sales, Adjusted Operating Profit & Operating Profit Margin

	Quarter Ended March 31,
	(Unaudited)
(dollars in millions - Income (Expense))	2023	2022
Collins Aerospace
Net sales	$5,581	$4,824
Operating profit	$794	$440
Restructuring	(3)	(3)
Segment and portfolio transformation costs	(3)	—
Impairment charges and reserve adjustments related to Russia sanctions (1)	—	(141)
Adjusted operating profit	$800	$584
Adjusted operating profit margin	14.3%	12.1%
Pratt & Whitney
Net sales	$5,230	$4,529
Operating profit	$415	$151
Restructuring	(19)	(2)
Impairment charges and reserve adjustments related to Russia sanctions (1)	—	(155)
Adjusted operating profit	$434	$308
Adjusted operating profit margin	8.3%	6.8%
Raytheon Intelligence & Space
Net sales	$3,565	$3,572
Operating profit	$324	$378
Segment and portfolio transformation costs	(6)	—
Adjusted operating profit	$330	$378
Adjusted operating profit margin	9.3%	10.6%
Raytheon Missiles & Defense
Net sales	$3,671	$3,527
Operating profit	$328	$387
Restructuring	(7)	—
Adjusted operating profit	$335	$387
Adjusted operating profit margin	9.1%	11.0%
Eliminations and Other
Net sales	$(833)	$(736)
Operating profit (loss)	$13	$(34)
Gain on sale of land	68	—
Impairment charges and reserve adjustments related to Russia sanctions (1)	—	6
Adjusted operating loss	$(55)	$(40)
Corporate expenses and other unallocated items
Operating loss	$(43)	$(136)
Restructuring	(1)	(39)
Segment and portfolio transformation costs	(2)	—
Adjusted operating loss	$(40)	$(97)
FAS/CAS Operating Adjustment
Operating profit	$314	$378
Acquisition Accounting Adjustments
Operating loss	$(493)	$(484)
Acquisition accounting adjustments	(493)	(484)
Adjusted operating profit	$—	$—

RTC Consolidated
Net sales	$17,214	$15,716
Operating profit	$1,652	$1,080
Restructuring	(30)	(44)
Acquisition accounting adjustments	(493)	(484)
Total net significant and/or non-recurring items included in Operating profit above	57	(290)
Adjusted operating profit	$2,118	$1,898
(1)    Total net significant and/or non-recurring items in the table above for the quarter ended March 31, 2022 includes a net pre-tax charge of $0.3 billion related to the impact of the sanctions imposed upon Russia in response to the Russia-Ukraine conflict, primarily consisting of charges related to increased estimates for credit losses on both our accounts receivables and contract assets, inventory reserves, impairment of customer financing assets for products under lease and contract fulfillment costs, and recognition of supplier obligations. Management has determined that these items are directly attributable to the sanctions, incremental to similar costs (or income) incurred for reasons other than the sanctions and not expected to recur, and therefore, not indicative of the Company’s ongoing operational performance.

Raytheon Technologies Corporation
Reconciliation of Adjusted (Non-GAAP) Results
Adjusted Income from Continuing Operations, Earnings Per Share, and Effective Tax Rate

	Quarter Ended March 31,
	(Unaudited)
(dollars in millions - Income (Expense))	2023	2022
Income from continuing operations attributable to common shareowners	$1,426	$1,103
Total Restructuring	(30)	(44)
Total Acquisition accounting adjustments	(493)	(484)
Total net significant and/or non-recurring items included in Operating profit	57	(290)
Significant and/or non-recurring items included in Non-service Pension Income
Non-service pension restructuring	(2)	5
Tax effect of restructuring and net significant and/or non-recurring items above	101	182
Significant and/or non-recurring items included in Noncontrolling Interest
Noncontrolling interest share of certain Russia sanction charges	—	11
Less: Impact on net income attributable to common shareowners	(367)	(620)
Adjusted income from continuing operations attributable to common shareowners	$1,793	$1,723

Diluted Earnings Per Share	$0.97	$0.74
Impact on Diluted Earnings Per Share	(0.25)	(0.41)
Adjusted Diluted Earnings Per Share	$1.22	$1.15

Effective Tax Rate	16.8%	9.3%
Impact on Effective Tax Rate	(1.0)%	(5.2)%
Adjusted Effective Tax Rate	17.8%	14.5%

Raytheon Technologies Corporation
Free Cash Flow Reconciliation

	Quarter Ended March 31,
	(Unaudited)
(dollars in millions)	2023	2022
Net cash flows (used in) provided by operating activities from continuing operations	$(863)	$476
Capital expenditures	(520)	(439)
Free cash flow	$(1,383)	$37